 EXHIBIT 99.1

Resignation Letter of Michaela Ott

To: The Board of Directors
       MEDITE Cancer Diagnostics, Inc.

Gentlemen:

I regret to advise you that due to personal reasons, I hereby resign my position as Chief Operating Officer of MEDITE Cancer Diagnostics, Inc. (the “Company”), effective immediately. Further I hereby resign my position as Managing Director of the Company’s wholly-owned subsidiary, Medite GmbH, as well as Managing Director of CytoGlobe GmbH, Burgdorf, a wholly owned subsidiary of Medite GmbH, effective immediately. It has been my pleasure to serve in these positions with the Company and its subsidiaries, and my resignation is without disagreement or conflict. I look forward to a continuing contribution to the Company in my capacity as a member of the Company’s Board of Directors.

Sincerely,

/s/Michaela Ott
Michaela Ott

May 4, 2017